Exhibit 15.2
[Letterhead of Fangda Partners]
April 26, 2011
China Real Estate Information Corporation
No. 383 Guangyan Road
Shanghai, 200072
People’s Republic of China
Dear Sirs,
We consent to the reference to our firm under the headings “Risk Factors” and “Regulation” in China Real Estate Information Corporation’s Annual Report on Form 20-F for the year ended December 31, 2010, which will be filed with the Securities and Exchange Commission (the “SEC”). We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2010.

Yours faithfully,
/s/ Fangda Partners
Fangda Partners